Exhibit 99.1

Contact:	Renee Zahery
847-646-4422
rzahery@kraft.com

Kraft Foods Responds to Settlement Agreement with P&G

NORTHFIELD, IL, January 16, 2009 – Kraft Foods Global, Inc. (NYSE:KFT) and The Procter & Gamble Company (P&G) today announced a settlement agreement regarding patents for plastic packaging for roast and ground coffee. The financial terms and details of the settlement will not be disclosed. In response, Marc Firestone, Executive Vice President, Corporate and Legal Affairs and General Counsel for Kraft Foods, issued the following statement:

“Kraft Foods is pleased to settle this matter with P&G in such an efficient and pragmatic way. We look forward to moving ahead on our Maxwell House brand.”

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Kraft Foods (www.kraft.com) is the world’s second largest food company with annual revenues of approximately $40 billion and sales in more than 150 countries. For more than a century, we’ve been inspired by consumers to deliver delicious foods that fit the way they live. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, we’re proud that our brands deliver millions of smiles a day. Kraft Foods (NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and Ethibel Sustainability Index.